EXHIBIT 99.1

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Brady Corporation Strengthens Board with Finance and Technology Leaders Scott J. Robinson and Kenneth J. Spangler

MILWAUKEE (November 9, 2026)—Brady Corporation (NYSE: BRC) (“Brady” or “Company”) announced that Scott J. Robinson and Kenneth J. Spangler will join its Board of Directors, effective November 9, 2026.

Scott J. Robinson was Senior Vice President, Chief Financial Officer for Donaldson Filtration Solutions, a global leader in technology-led filtration products and solutions, from 2015 until his retirement in 2024. Prior to Donaldson, he spent 11 years at Imation Corp in several finance leadership roles, most recently as Chief Financial Officer, and previously served in a variety of finance leadership roles at Deluxe Corporation and started his career at PricewaterhouseCoopers where he earned his CPA certificate. Mr. Robinson received a Bachelor of Science in Accounting from St. Cloud State University and is a graduate of Harvard’s Advanced Management Program.
“Brady is committed to driving profitable growth through innovation, research and development, investments in technology and strategic M&A to deliver shareholder value over the long-term,” said Robinson. “I’m looking forward to sharing my strategic and financial insights, including my experience in M&A integration, and to working with Brady’s leadership team and the Board of Directors to continue to increase shareholder value.”
“I am pleased to welcome Scott to Brady’s Board of Directors. Scott’s strategic and financial expertise, combined with his extensive M&A experience, makes him an excellent addition during an exciting period in Brady’s history,” said Bradley C. Richardson, Chair of Brady’s Board of Directors. “As we welcome Scott, we also congratulate retiring Board member Pat Allender for 19 years of service on Brady’s Board.” Mr. Richardson continued, “Pat’s extensive strategic and financial expertise and sound judgment have been invaluable to the Board, and his contributions have helped guide Brady through many successful years of growth and change. On behalf of the entire Board, I thank him for his dedicated service and wish him all the best in retirement.”

Kenneth J. Spangler was Executive Vice President, Information Technology and Chief Information Officer, Global Operating Technologies at FedEx from 2018 until his retirement in 2024. During his 33-year career at FedEx, Mr. Spangler held numerous senior executive technology leadership positions, including serving as Chief Information Officer for each of FedEx’s major operating companies. Mr. Spangler received a Bachelor of Science in Information Science from the University of Pittsburgh.
“Brady’s commitment to innovation and technology investment has always been impressive, and the recent acquisition of the Honeywell PSS business has created significant new opportunities for Brady and its customers,” said Mr. Spangler. “I look forward to contributing to the Board through my decades of experience leading enterprise technology, operational innovation and digital transformation on a global scale. I am excited to work with the Board and leadership team to help Brady drive growth and deliver value to its expanded customer base and shareholders.”
“Ken’s deep technology leadership experience at a global enterprise makes him a great fit for our Board,” said Mr. Richardson. “His background leading large-scale information technology operations will be especially valuable as Brady continues to invest in innovation and industrial technology.”

“On behalf of everyone at Brady, I am delighted to welcome Scott and Ken to our Board,” said Vineet Nargolwala, President and Chief Executive Officer. “Scott’s financial leadership and M&A experience and Ken’s record of leading technology operations at global enterprise scale will bring complementary perspectives that will help us execute our strategy and drive profitable growth. I also want to thank Pat for 19 years of service on Brady’s Board. I have experienced firsthand Pat’s contributions to both the strategic and financial success of Brady, and I am grateful for his significant input to the Board.”

Brady Corporation (NYSE: BRC) is a global industrial technology company and a leading provider of identification, safety, and productivity solutions that help organizations of all sizes to identify, connect, protect, track, and optimize what matters most. By combining trusted identification technologies with advanced data capture, enterprise mobility, software and workflow solutions, Brady’s comprehensive offerings enable its customers to improve safety, productivity, accuracy, and operational performance across their most critical functions and in the world’s most demanding environments. For more than 110 years, Brady has established trust and demonstrated its commitment to innovation, serving customers across manufacturing, logistics, healthcare, electronics, telecommunications, aerospace, construction, and other key industries, to make their work safer, smarter, and more connected. Headquartered in Milwaukee, Wisconsin, Brady employs approximately 9,300 people worldwide. Brady stock trades on the New York Stock Exchange under the symbol BRC. Learn more at www.bradycorp.com.

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